Exhibit 10.17

INDEMNITY DEED - DIRECTORS

EXSCIENTIA PLC

[Name of Director]
[Address]

____ 2021

Dear [Name of Director],

Re: Exscientia plc (the “Company”) and your role as a director and/or officer of the Company

As you are aware, the articles of association of the Company (the “Articles”), at Article [•], contemplate that the Company will indemnify the Company’s directors in relation to specific third-party liabilities incurred by them in the performance of their duties. We are taking this opportunity to afford you the direct benefit of this indemnity in the form of a deed for your benefit (this “Deed”). The arrangements contemplated by this Deed are within the scope of permitted directors’ indemnities under the Companies Act 2006 (the “Act”).

1.	Interpretation

1.1	In this Deed:

1.1.1	any defined terms (to the extent undefined herein) shall have the meanings given to them in the Articles;

1.1.2	any reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time;

1.1.3	unless the context otherwise requires, reference to paragraphs are to paragraphs of this Deed;

1.1.4	any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms; and

1.1.5	other and otherwise are illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding them.

2.	Indemnity

2.1	Subject to paragraph 2.2, without prejudice to any indemnity to which you may otherwise be entitled pursuant to Article [•] of the Articles or otherwise and subject to the terms of this Deed, you shall be indemnified and held harmless by the Company to the fullest extent permitted by law against all liabilities, costs, charges, expenses, judgments, settlements, compensation and other awards, damages and losses (including all interest, penalties, fines, taxes and legal costs and all other reasonable professional costs and expenses) (“Liabilities”) arising out of or in connection with any civil, criminal, regulatory or other proceeding whether instigated, imposed or incurred under the laws of England and Wales or the laws of any other jurisdiction (“Proceedings”) which relate to any act done or omitted or alleged to be done or omitted by you whilst in the course of acting or purporting to act as a director or officer (or equivalent position under the laws of any relevant jurisdiction) of the Company and/or any associated company of the Company (as defined in section 256(b) of the Act for these purposes) (an “Associated Company”) or which arises by virtue of you holding or having held such a position (“Claim”).

2.2	The indemnity in paragraph 2.1 shall not apply to:

2.2.1	the extent prohibited by the Act or otherwise prohibited by law;

2.2.2	any Liability incurred by you:

2.2.2.1	in defending any criminal Proceedings in which you are convicted;

2.2.2.2	in defending any civil Proceedings brought by the Company or any Associated Company in which judgement is given against you; and

2.2.2.3	in connection with any application under section 661(3) or (4) or section 1157 of the Act (a “Relevant Application”) in which the court refuses to grant you relief on the application,

where, in any such case, any such conviction, judgement or refusal of relief has become final (reference in this paragraph 2.2.2 to a conviction, judgement or refusal of relief being “final” shall be construed in accordance with sections 234(4) and (5) of the Act);

2.2.3	any Liability incurred by you to the Company or any Associated Company;

2.2.4	any fine imposed in any criminal Proceedings;

2.2.5	any sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising);

2.2.6	any Liability relating to any taxation or national insurance payable by you in connection with your remuneration or other benefits received from the Company or any Associated Company;

2.2.7	the extent you are entitled to recover from any other person (including under any policy of insurance) any amount in relation to a Claim; or

2.2.8	any Liability incurred by, or Claim made against, you which the board of directors of the Company (the “Board”) reasonably determines arises out of your fraud, wilful deceit, wilful misconduct, reckless conduct, dishonesty or act of bad faith (“Misconduct”), save that if a court, tribunal or regulatory authority thereafter finally determines that the relevant Liability or Claim did not arise as a result of your Misconduct, you may, by notice to the Company, request payment of such amount from the Company as the Company would have been liable to pay under this Deed had the Board not made such a determination and the Company shall make a payment to you upon satisfaction of the obligation in paragraph 2.5.

2.3	Without prejudice and in addition to any indemnity to which you may otherwise be entitled pursuant to Article [•] of the Articles or otherwise and subject to the terms of this Deed, you shall be indemnified and held harmless by the Company to the fullest extent permitted by law against all Liabilities incurred by you and Claims in connection with the Company’s activities as a trustee of an occupational pension scheme (as defined by section 235(6) of the Act) established under a trust provided that no such indemnity shall extend to any Liability arising out of your fraud or dishonesty or the obtaining by you of any personal profit or advantage to which you were not entitled and you shall not be entitled to be indemnified for:

2.3.1	any fine imposed in any criminal Proceedings;

2.3.2	any sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising); and

2.3.3	any Liability incurred by you in defending any criminal Proceedings in which you are convicted where such conviction has become final (reference in this paragraph 2.3.3 to a conviction becoming “final” shall be construed in accordance with sections 235(4) and (5) of the Act).

2.4	References in paragraphs 2.1 and 2.3 to acts or omissions are to acts or omissions made or omitted to be made before, on or after the date of this Deed, however:

2.4.1	if a company ceases to be an Associated Company after the date of this Deed, the Company shall only be liable to indemnify you in respect of Liabilities arising from acts done or omitted or alleged to be done or omitted in relation to that company before the date on which the company ceased to be an Associated Company; and

2.4.2	you, as director or officer (or equivalent position under the laws of any relevant jurisdiction) of any company which becomes an Associated Company after the date of this Deed, shall be indemnified only in respect of Liabilities arising from acts done or omitted or alleged to be done or omitted after the date on which that company becomes an Associated Company.

2.5	The Company’s obligation to make any payment to you under paragraphs 2.1 and/or 2.3 is conditional upon you having made an application in writing to the Company supported by such documentation and evidence which, in the reasonable opinion of the Board, is satisfactory to prove that:

2.5.1	the Liability suffered or incurred by you and of the date(s) on which it was suffered or incurred and that it falls within the scope of the indemnities given in paragraphs 2.1 and/or 2.3; and

2.5.2	any costs and expenses of any third party (including legal costs) which are to be reimbursed by the Company in accordance with paragraphs 2.1 and/or 2.3 were properly incurred and reasonable in amount, and where the Company is satisfied that these conditions have been fulfilled, the Company shall make payment to you within 20 Business Days (being a day that is not a Saturday or Sunday or a public holiday in England) of receipt of such application.

3.	Defence Costs

3.1	Subject to the Act and the provisions of this Deed, the Company will advance to you (subject to repayment in accordance with paragraph 3.3) such amounts as are required to meet the legal and other reasonable costs, charges and expenses incurred or to be incurred by you:

3.1.1	in defending any criminal or civil Proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by you in relation to the Company or an Associated Company; or

3.1.2	in connection with any Relevant Application.

3.2	The Company shall advance any such amount as provided for in paragraph 3.1 (“Advance Amounts”) to you within fourteen days of receiving a notice in writing from you of the amount required, together with such evidence of the costs as the Company may reasonably require. No interest shall accrue on the Advance Amounts.

3.3	All Advance Amounts outstanding to you in respect of particular Proceedings shall be repaid by you if:

(a)	in respect of criminal Proceedings, you are convicted;

(b)	in respect of civil Proceedings, judgement is given against you; or

(c)	in respect of any Relevant Application, the court refuses to grant you relief on the application,

and such outstanding Advance Amounts shall be repaid no later than the date when the conviction, judgement or refusal of relief becomes final (reference in this paragraph 3.3 to a conviction, judgement or refusal of relief being “final” shall be construed in accordance with sections 205(3) and (4) of the Act).

3.4	The Company shall not be required to advance any amount under paragraph 3.1, and any amounts advanced shall become immediately repayable upon demand from the Company, to the extent that the Board reasonably determines that the relevant Proceedings arose out of your Misconduct.

3.5	In the event that the relevant Proceedings are either (i) abandoned, withdrawn or discontinued, (ii) settled, (iii) a permanent stay is granted, or (iv) a final determination of the court is made (or Proceedings otherwise finally conclude) without any of the events referred to in paragraph 3.3 (as applicable) occurring (each such conclusion of Proceedings being referred to hereafter as a “Favourable Conclusion”) then the indemnity provided under paragraph 2.1 shall thereafter apply with respect to all legal and other reasonable costs, charges and expenses of those Proceedings as were incurred by you. Any liability of the Company to so indemnify you shall be set-off against any liability of you to repay to the Company any Advance Amounts outstanding in respect of those Proceedings and shall be subject to the exclusions and limitations contained in paragraph 2.2, and paragraph 5 shall be applied (with such changes as are appropriate).

3.6	In the event that a Favourable Conclusion is reached in relation to particular Proceedings but any Advance Amount advanced to you in relation to those Proceedings remains outstanding in circumstances where the Company is (for any reason) not liable or is no longer liable to indemnify you in relation to those Proceedings, then all such Advance Amounts which remain outstanding shall be repayable upon demand from the Company.

4.	Directors’ and Officers’ Liability Insurance

The Company shall use all reasonable endeavours to provide and maintain appropriate directors’ and officers’ liability insurance (including ensuring that premiums are properly paid) for your benefit for so long as any Claims may lawfully be brought against you.

5.	Notification and Conduct

5.1	If you receive any demand relating to a Claim or become aware of any circumstances which might or may be reasonably expected to give rise to the Company being required to indemnify you pursuant to this Deed and before incurring any costs, charges or expenses in respect of any Claim (including securing legal representation), you shall:

5.1.1	as soon as reasonably practicable, give written notice of the circumstances to the Company, as well as any other information which the Company may reasonably request from time to time;

5.1.2	take all reasonable actions to mitigate any Liability you suffer in respect of the circumstances giving rise to the Claim (including any action that the Company may reasonably request to avoid, dispute, resist, appeal or defend any Claim and shall not make any admission of liability, agreement or compromise with any person in relation to any Claim without the prior written consent of the Company);

5.1.3	forward all documents you receive in respect of such Claim to the Company as soon as reasonably practical following receipt;

5.1.4	assist the Company as it may reasonably require in resisting, defending or settling the Claim; and

5.1.5	provide to the Company all such information in relation to any Claim or Liabilities as the Company may reasonably request, and take all such action as the Company may reasonably request.

5.2	Notwithstanding the provisions of paragraph 5.1, you shall not be required to provide any document or information to the Company where doing so would result in a loss of privilege in that document or information.

5.3	The Company or an Associated Company (as the case may be) will be entitled to take over, negotiate and conduct in your name the defence to or settlement of any Claim or to prosecute in your name for its own behalf any proceedings relating to a Claim.

5.4	If the Company or an Associated Company exercises its right pursuant to paragraph 5.3, the Company or relevant Associated Company shall:

5.4.1	consult with you in relation to the conduct of the Claim or Proceedings on aspects of the Claim or Proceedings materially relevant to you and keep you reasonably informed of material developments in the Claim or Proceedings, provided that the Company or Associated Company shall be under no obligation to provide any information the provision of which is reasonably likely to adversely affect the ability of the Company or an Associated Company to claim in respect of the relevant loss under any applicable policy of insurance;

5.4.2	take into account your reasonable requests relating to the Claim or Proceedings (including any settlement) on issues which may be reasonably likely to result in material damage to your reputation; and

5.4.3	have full discretion in the conduct or settlement of the Claim or Proceedings relating to such Claim provided you are not required to make any contribution to the settlement and the settlement contains no admission of liability by you.

5.5	The Company’s obligations owed to you under this Deed (including the obligation to indemnify you in paragraphs 2.1 and 2.3) are conditional upon your compliance with the provisions of this paragraph 5.

6.	Miscellaneous

6.1	Effect of Ceasing to be a Director or Officer of the Company or any Associated Company

In the event that you cease to be a director or officer (or equivalent position under the laws of any relevant jurisdiction) of the Company or any Associated Company, this Deed shall remain in force and you will continue to be indemnified in accordance with the terms and conditions of this Deed, until such time as any relevant limitation periods for bringing Claims against you have expired, or for so long as you remain liable for any Liabilities, notwithstanding that you may have ceased to be a director or officer (or equivalent position under the laws of any relevant jurisdiction) of the Company or any Associated Company.

6.2	Payments

The Company shall, in the event that a payment is made to you under this Deed in respect of a particular Liability, be entitled to recover from you an amount equal to any payment received by you under any policy of insurance or from any other third party source to the extent that such payment relates to the Liability, or if the payment received by you is greater than the payment made under this Deed, a sum equal to the payment made under this Deed. You shall pay over such sum promptly on the Company’s request.

6.3	Taxation

The Company shall pay such amount to you as shall after the payment of any tax thereon leave you with sufficient funds to meet any Liability to which this Deed applies. For the avoidance of doubt, when calculating the amount of any such tax the amount of any tax deductions, credits or reliefs which are or may be available to you in respect of the relevant payment under this Deed received by you or any payment made by you to a third party in respect of the relevant Liability will be taken into account. In the event that any amount is paid to you under this Deed but a tax deduction, credit or relief is or becomes available to you in respect of the relevant payment or any payment made by you to a third party in respect of the relevant Liability which was not taken into account in calculating the amount payable in respect of the relevant payment under this Deed, you shall make a payment to the Company of such an amount as is equal to the benefit of such deduction, credit or relief which was not taken into account.

6.4	No Double Recovery

You shall not be entitled to recover any Liability more than once and in the event that the Company makes payment under this Deed, the Company shall be subrogated to the extent of such payment to all of your rights of recovery against third parties (including any claim under any applicable directors’ and officers’ insurance policy) in respect of the payment and you shall do everything that may be necessary to secure any such rights including:

6.4.1	the execution of any documents necessary to enable the Company effectively to bring an action in your name; and

6.4.2	the provision of assistance as a witness.

6.5	Assignment

The Company may at any time assign, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any or all of its rights under this Deed, provided that it gives notice of such dealing to you. You shall not assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of your rights and obligations under this Deed.

6.6	Entire Agreement

This Deed constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

6.7	Severance

If any provision or part-provision of this Deed is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this paragraph 6.7 shall not affect the validity and enforceability of the rest of this Deed. If one party gives notice to the other of the possibility that any provision or part-provision of this Deed is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

6.8	Notices and Demands

6.8.1	Any notice or demand given to a party under or in connection with this Deed:

6.8.1.1	shall be in writing and in English;

6.8.1.2	shall be signed by or on behalf of the party giving it;

6.8.1.3	shall be sent by a method listed in paragraph 6.8.2; and

6.8.1.4	is deemed received as set out in paragraph 6.8.2 if prepared and sent in accordance with this paragraph.

6.8.2	This paragraph 6.8.2 sets out the delivery methods for sending a notice to a party under this Deed and, for each delivery method, the date and time when the notice is deemed to have been received (provided that all other requirements of this paragraph have been satisfied and subject to the provisions in paragraph 6.8.3):

(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address;

(b)	if sent by pre-paid first class post or other next working day delivery service, at the time recorded by the delivery service;

(c)	if sent by pre-paid airmail, at the time recorded by the delivery service; or

(d)	if sent by email, at the time of transmission.

6.8.3	If deemed receipt under paragraph 6.8.2 would occur outside business hours in the place of receipt, it shall be deferred until business hours resume. In this paragraph, business hours means 9.00 a.m. to 5.00 p.m. Monday to Friday on a day that is not a public holiday in the place of receipt.

6.8.4	This paragraph 6.8 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

6.9	Variation

6.9.1	No variation of this Deed shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

6.9.2	No failure or delay by a party to exercise any right or remedy provided under this Deed or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

6.10	Counterparts

6.10.1	This Deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one deed.

6.10.2	Transmission of an executed counterpart of this Deed (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format), shall take effect as delivery of an executed counterpart of this Deed.

6.10.3	No counterpart shall be effective until each party has executed and delivered at least one counterpart.

6.11	Third Party Rights

Unless this Deed expressly states otherwise, this Deed does not confer any rights on any person or party (other than the parties to this Deed and any Associated Company) pursuant to the Contracts (Rights of Third Parties) Act 1999.

6.12	Governing Law and Jurisdiction

6.12.1	This Deed and any dispute or claim arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

6.12.2	You and the Company irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Deed or its subject matter or formation (including non-contractual disputes or claims).

[Deliberately left blank, signature page to follow.]

IN WITNESS WHEREOF, this Deed has been executed as a deed by the Company and you on the day and year first above written.

EXECUTED as a DEED by EXSCIENTIA PLC acting by [Name of Director], a director and [Name of Director], a director
Director

Director

EXECUTED as a DEED and delivered by [Name of Director]

In the presence of:

Witness signature:

Name:

Address:

Occupation: